Exhibit 4.2 to
                                                                  Form 10-KSB

                           CERTIFICATE OF DESIGNATION
                                       OF
                   SERIES A CUMULATIVE CONVERTIBLE REDEEMABLE
                                 PREFERRED STOCK
                                       OF
                       SHEFFIELD MEDICAL TECHNOLOGIES INC.

                         (Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware)

                              ---------------------

         Sheffield Medical Technologies Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation:

         RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the "Board of Directors") by the provisions of the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), there hereby is created, out of the 3,000,000 shares of preferred stock of the Corporation authorized in Article FOURTH of the Certificate of Incorporation (the "Preferred Stock"), a series of Preferred Stock consisting of 40,800 shares, which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to the powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions, set forth in the Certificate of Incorporation which are applicable to the Preferred Stock).

         Section 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series A Cumulative Convertible Redeemable Preferred Stock" (the "Series A Preferred Stock") and the authorized number of shares constituting such series shall be 40,800. The par value of the Series A Preferred Stock shall be $.01 per share.

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         Section 2. DIVIDENDS.

         Subject to Section 4(d), the holders of shares of the Series A Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors, cumulative stock dividends on the shares of the Series A Preferred Stock, payable in shares of the Corporation's common stock, $.01 par value per share ("Common Stock"), at the rate per share of 7.0% per annum of the original $100.00 purchase price per share of the Series A Preferred Stock, and no more. Such stock dividends shall be cumulative from the date of the initial issuance of shares of Series A Preferred Stock (the "Closing Date") or the most recent date on which the full amount of accrued stock dividends have been paid, as the case may be, on the Series A Preferred Stock by the Corporation. Subject to, and as provided in, Section 4, the Corporation shall pay all cumulative stock dividends on the shares of Series A Preferred Stock held by a holder on the Conversion Date (as defined below) in respect of such holder's election to convert Series A Preferred Stock. The number of shares of Common Stock to be issued as cumulative stock dividends on any such Conversion Date shall equal the cash value of such cumulative dividends divided by the current market price per share of Common Stock (determined as provided in Section 5) as of such Conversion Date. The cash value of stock dividends payable on shares of Series A Preferred Stock for any full annual dividend period shall be computed by multiplying the original $100.00 purchase price per share by 7.0%. The cash value of dividends payable on shares of the Series A Preferred Stock for any period less than a full annual dividend period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

         If stock dividends are not paid in full, or declared in full, upon the shares of the Series A Preferred Stock and shares of any other preferred stock ranking on a parity as to payment of stock dividends with the Series A Preferred Stock, all dividends declared upon shares of the Series A Preferred Stock and any other preferred stock ranking on a parity as to payment of dividends with the Series A Preferred Stock shall be paid or declared PRO RATA so that in all cases the amount of dividends paid or declared per share on the Series A Preferred Stock and such other shares of preferred stock ranking on a parity as to payment of dividends with the Series A Preferred Stock shall bear to each other the same ratio that accumulated stock dividends per share, including dividends accrued or in arrears, if any, on the shares of the Series A Preferred Stock and such other shares of preferred stock bear to each other. Except as provided in the preceding sentence, unless full cumulative stock dividends on the shares of the Series A Preferred Stock have been paid or declared in full, no dividends (other than dividends in shares of Common Stock, or in shares of any other capital stock of the Corporation ranking junior to the Series A Preferred Stock as to payment of dividends and distribution of assets upon liquidation) shall be paid or declared and set aside for payment or other distribution upon the Common Stock or, except as provided above, on any other capital stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to dividends, nor shall any shares of Common Stock or shares of any other capital stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to dividends be redeemed, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any such shares) by the Corporation or any subsidiary of the Corporation (except by conversion into or exchange for shares of capital stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and distribution of assets upon liquidation). Holders of shares of the Series A Preferred Stock shall not be entitled to any dividends, whether payable in capital stock, cash or property, in excess of full accrued and cumulative stock dividends as herein provided. No interest or sum of money in lieu of interest shall be payable in respect of any stock dividend payment or payments on the shares of the Series A Preferred Stock that may be in arrears; provided, however, that if, on an applicable Conversion Date (as defined herein), stock dividends that would have been payable on such date are not paid solely due to the failure of the Corporation's Board of Directors to declare such dividends, then the rate of conversion of the Series A Preferred Stock to be converted on such Conversion Date shall be adjusted so that the holders would receive the same amount of shares of Common Stock on such Conversation Date as such holder would have received if the Corporation's Board of Directors had timely declared such stock dividends.

         The terms "accrued dividends," "dividends accrued" and "dividends in arrears," whenever used herein with reference to shares of preferred stock shall be deemed to mean an amount which shall be equal to dividends thereon at the applicable annual dividend rates per share for the respective series thereof from the date or dates on which such dividends commence to accrue to the applicable payment date less the amount of all dividends paid, or declared in full and sums set aside for the payment thereof, upon such shares of preferred stock.

         Section 3. LIQUIDATION RIGHTS.

         (a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of the Series A Preferred Stock shall be entitled to receive, in cash, out of the remaining net assets of the Corporation (whether from capital or from earnings available for distribution to shareholders), the amount of One Hundred Dollars ($100.00) for each share of the Series A Preferred Stock, plus the cash value determined in accordance with
Section 2 above of all stock dividends accrued and unpaid at the applicable rate on each such share up to the date fixed for distribution, before any distribution shall be made to the holders of shares of Common Stock or any other capital stock of the Corporation ranking (as to any such distribution) junior to the Series A Preferred Stock. If upon any liquidation, dissolution or winding up of the Corporation, the assets distributable among the holders of shares of the Series A Preferred Stock and all other classes and series of preferred stock ranking (as to any such distribution) on a parity with the Series A Preferred Stock are insufficient to permit the payment in full to the holders of all such shares of all preferential amounts payable to all such holders, then the entire assets of the Corporation thus distributable shall be distributed ratably among the holders of the shares of the Series A Preferred Stock and such other classes and series of preferred stock ranking (as to any such distribution) on a parity with the Series A Preferred Stock in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full.

         (b) For purposes of this Section 3, a distribution of assets in any dissolution, winding up or liquidation shall not include (i) any consolidation or merger of the Corporation with or into any other corporation or other entity,
(ii) any dissolution, liquidation, winding up or reorganization of the Corporation immediately followed by reincorporation of another corporation or other entity or (iii) a sale or other disposition of all or substantially all of the Corporation's assets to another corporation or other entity; PROVIDED, HOWEVER, that, in each case, effective provision is made in the certificate of incorporation of the resulting and surviving corporation or otherwise for the protection of the relative rights of the holders of shares of the Series A Preferred Stock.

         (c) After the payment of the full preferential amounts provided for herein to the holders of shares of the Series A Preferred Stock or funds necessary for such payment have been set aside in trust for the holders thereof, such holders shall be entitled to no other or further participation in the distribution of the assets of the Corporation.


         Section 4. CONVERSION AND REDEMPTION OF SERIES A PREFERRED STOCK.

         (a) Each holder of Series A Preferred Stock shall have the right, exercisable at any time and from time to time during the period commencing on the date that is ninety (90) days after the Closing Date and ending on the date that is two years after the Closing Date (the "Mandatory Conversion Date"), to convert any or all of the Series A Preferred Stock owned by such holder for shares of Common Stock, at a conversion rate determined by multiplying the number of shares of Series A Preferred Stock to be converted by a fraction, the numerator of which shall equal one hundred (100) and the denominator of which (a "Denominator") shall equal (i) the current market price per share of the Common Stock (determined as provided in Section 5) as of the Closing Date (such current market price being referred to herein as the "Closing Price"), if the applicable Conversion Date (as defined below) occurs on or before the 119th day following the Closing Date,
(ii) the lessor of (A) 100% of the Closing Price or (B) the current market price per share of Common Stock (determined as provided in Section 5) as of the applicable Conversion Date, if the applicable Conversion Date occurs on or after the 120th day after the Closing Date and on or before the 179th day after the Closing Date or (iii) the lesser of (A) 100% of the Closing Price and (ii) 85% of the current market price per share of Common Stock (determined as provided in Section 5) as of the applicable Conversion Date for any Conversion Date occurring on or after the 180th day after the Closing Date, subject to adjustment and the conditions described herein.

                  (b) (i) Any holder of shares of the Series A Preferred Stock electing to convert shares thereof pursuant to Section 4(a) shall (A) transmit by facsimile, for receipt on the proposed date of conversion, a copy of a fully completed and executed notice of conversion ("Notice of Conversion") to the Corporation at the office of the Corporation or its designated transfer agent (the "Transfer Agent"), in the form attached as Exhibit A hereto, and (B) surrender to a common carrier for delivery to the office of the Corporation or the Transfer Agent, the original certificates representing the Series A Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed for cancellation. The Corporation shall, upon the timely written request of a holder of shares of the Series A Preferred Stock, promptly provide in writing to such holder, via facsimile transmission, the appropriate numbers for the Corporation and the Transfer Agent to be used to effect an election in accordance with this subparagraph (i).

                  (ii) Upon receipt by the Corporation of transmission of a facsimile copy of such Notice of Conversion, the Corporation shall as soon as practicable (but in no event later than 12:00 noon on the next business day after receipt thereof) send, via facsimile, a confirmation of receipt of such Notice of Conversion to such holder, which shall specify that the Notice of Conversion has been received and the name and telephone number of a contact person at the Corporation whom the holder should contact regarding information related to such conversion.

         Upon receipt by the Corporation or the Transfer Agent of the certificate(s) representing the shares of Series A Preferred Stock to be converted pursuant to such Notice of Conversion (or an indemnification undertaking in form and substance reasonably satisfactory to the Corporation with respect to such shares in the case of their loss, theft or destruction) together with the originally executed and completed Notice of Conversion (such date of the Corporation's receipt of all such documents being referred to herein as the "Final Receipt Date"), the Corporation or Transfer Agent (as applicable) shall, as soon as possible on or after the applicable Final Receipt Date, but in any event within two (2) business days after the applicable Final Receipt Date, issue and surrender to a common carrier for either overnight delivery (if delivery is to be made inside the United States) or two (2) day delivery (if delivery is to be made outside the United States) to such holder at the address specified in the Notice of Conversion, a certificate for the number of shares of Common Stock to which such holder shall be entitled as in respect of the related conversion. In the event of a partial conversion of shares of Series A Preferred Stock represented by certificate(s) delivered to the Corporation in respect of any conversion, the Corporation will return to the applicable holder a certificate representing such holder's remaining shares of Series A Preferred Stock that were not so converted. In the case of any dispute between the Corporation and such holder as to the calculation of the applicable Conversion Price evidenced by a notice to such effect (a "Dispute Notice") delivered to the Corporation by such holder prior to the Final Receipt Date, the Corporation shall promptly issue to such holder the number of shares of Common Stock that is not disputed and shall submit the disputed calculations to its outside accountant within two (2) business days after the Final Receipt Date. The Corporation shall cause such accountant to perform the calculations and notify the Corporation and the holder of the results no later than two (2) business days after the date that such outside accountant is delivered a copy of such holder's Dispute Notice by the Corporation pursuant to the preceding sentence. Such accountant's calculation shall be deemed conclusive and binding on the Corporation and such holder absent manifest error.

                  (iii)  The  effective  date of a  particular  conversion  (the
         "Conversion Date") other than pursuant to Section 4(c) shall be deemed to be the date on which the advance copy of the related Notice of Conversion in respect of such conversion is received by either the Corporation or the Transfer Agent by facsimile transmission as provided in paragraph (ii) above, provided that (A) such advance copy of the Notice of Conversion is transmitted by facsimile to and received by the Corporation before 11:59 p.m., New York City time, on such date and (B) the original certificates representing the Series A Preferred Stock to be converted (or an indemnification undertaking in form and substance reasonably satisfactory to the Corporation with respect to such shares in the case of their loss, theft or destruction), together with the originally executed and completed Notice of Conversion, are surrendered by depositing such certificates and Notice of Conversion with a common carrier, as provided above, and received by the Corporation or the Transfer Agent on or before the second (2nd) business day following the date that the related advance copy of the related Notice of Conversion is received by the Corporation or the Transfer Agent. In the event that all such documents are not received within two (2) business days after such date, such Notice of Conversion shall be deemed null and void and no conversion of Series A Preferred Stock shall be effected thereby.

                  (iv) As of any Conversion Date, the person or persons entitled to receive the shares of the Common Stock issuable upon the related conversion of shares of Series A Preferred Stock pursuant to this
         Section 4 shall be treated for all purposes as the record holder or holders of the shares of Common Stock issuable in respect of such conversion on said date. From and after the Conversion Date in respect of such shares of Series A Preferred Stock, all such shares of Series A Preferred Stock shall be deemed to have been converted into shares of Common Stock at the applicable conversion rate, all stock dividends on such shares of the Series A Preferred Stock shall cease to accrue, and all rights of the holders thereof as holders of Series A Preferred Stock, except the right to receive all accrued and unpaid stock dividends to such Conversion Date at the applicable rate for such shares of Series A Preferred Stock and the right to receive certificates representing shares of Common Stock issuable upon conversion of such shares (including, without limitation, with respect to such stock dividends), shall cease and terminate, such shares of Series A Preferred Stock shall not thereafter be transferred (except with the consent of the Corporation) on the books of the Corporation and such shares shall not be deemed to be outstanding for any purpose whatsoever. The rights of a holder to elect to convert shares of Series A Preferred Stock under this Section 4(a) and 4(b) shall cease and terminate immediately after the Mandatory Conversion Date.

         (c) Subject to Section 4(d), to the extent that any shares of Series A Preferred Stock held by a holder thereof have not been converted pursuant to Sections 4(a) and 4(b) as of the Mandatory Conversion Date, such holder shall be deemed to have elected to convert such remaining shares of Series A Preferred

Stock as of the Mandatory Conversion Date (without any action required by such holder) and the Corporation shall issue shares of Common Stock to such holder and satisfy its other obligations under Section 4(a) and (b) as if such holder had elected to convert such remaining shares of Series A Preferred Stock pursuant to Sections 4(a) and 4(b) as of the Mandatory Conversion Date.

         (d) Notwithstanding  anything herein to the contrary, in the event that
(i) a holder of Series A Preferred Stock elects (or is deemed to have elected) to convert shares of Series A Preferred Stock pursuant to Sections 4(a) and 4(b) or pursuant to Section 4(c) for which a Denominator that is less than the Closing Price is utilized in the calculation (pursuant to Section 4(a)) of the number of shares of Common Stock to be issued in such conversion and (ii) such conversion would result in such holder receiving, as a result of such conversion, a number of shares of Common Stock that, together with other shares of Common Stock issued to such holder (or any affiliate of such holder) in any prior conversion(s) of Series A Preferred Stock that utilized a Denominator that was less than the Closing Price in the calculation (pursuant to Section 4(a)) of the number of shares of Common Stock to be issued in such conversion, would equal or exceed twenty percent (20%) of the shares of Common Stock of the Corporation outstanding on the Closing Date (the "Threshold Amount"), the Corporation shall (i) issue to such holder the number of shares of Common Stock otherwise required to be issued to such holder as a result of such conversion (including any shares of Common Stock representing cumulative stock dividends accrued to the applicable Conversion Date pursuant to Section 2) LESS the number of shares of Common Stock otherwise issuable to such holder pursuant to such conversion in excess of the Threshold Amount (the "Excess Shares") and (ii)
shall remit to such holder, in lieu of the Excess Shares, an amount of cash equal to the number of Excess Shares multiplied by the current market price per share of Common Stock (determined as provided in Section 5) determined as of such Conversion Date. Upon such issuance of Common Stock and payment of such cash to the holder in lieu of the Excess Shares, the Corporation's obligations to such holder arising as a result of such conversion (including the Corporation's obligation to pay cumulative stock dividends through the applicable Conversion Date) shall be deemed fully satisfied.

         (e) No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon conversion of shares of the Series A Preferred Stock pursuant to this Section 4. If more than one share of the Series A Preferred Stock shall be surrendered for conversion by the same holder, the number of full shares of Common Stock which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock so

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

surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of the Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the closing bid price for Common Stock determined as of the last business day preceding the Conversion Date in respect of such shares. The closing bid price for such day shall be the last reported bid price on the American Stock Exchange, or if Common Stock is not listed or admitted to trading on such exchange, on the principal national securities exchange on which Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the closing bid price of Common Stock on NASDAQ or any comparable system. If Common Stock is not quoted on NASDAQ or any comparable system, the Board of Directors of the Corporation shall in good faith determine the current market price on such basis as it considers appropriate.

         (f) When shares of Series A Preferred Stock are converted (or deemed converted) by a holder pursuant to this Section 4, the Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Common Stock upon such conversion.

         (g) The Corporation shall reserve at all times out of the Corporation's authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock to permit the conversion of the then outstanding shares of the Series A Preferred Stock pursuant to this Section 4 and such reserved shares shall not be used for any other purpose. All shares of Common Stock which may be issued upon conversion of shares of the Series A Preferred Stock pursuant to this Section 4 shall be validly issued, fully paid and nonassessable. In order that shares of Common Stock may be issued upon conversion of shares of the Series A Preferred Stock, the Corporation shall comply with all applicable Federal and State securities laws and use its best efforts to list such shares of Common Stock to be issued upon conversion on each securities exchange on which Common Stock is listed.

         (h) The conversion rate (and the components thereof) in effect at any time for conversion of Series A Preferred Stock into Common Stock pursuant to this Section 4 shall be subject to adjustment from time to time as follows:

                  (i) In the event that the Corporation shall (1) pay a dividend in shares of Common Stock to holders of Common Stock, (2) make a distribution in shares of Common Stock to holders of Common Stock, (3) subdivide the outstanding shares of Common Stock into a greater number of shares of Common Stock, (4) combine the outstanding shares of Common Stock into a smaller number of shares of Common Stock or (5)
         otherwise increase or decrease the number of outstanding shares of Common Stock through reclassification or any other event similar to the events described in clauses (1) through (4) above, the conversion rate (and the components thereof) in effect pursuant to this Section 4 immediately prior to such action shall be adjusted to the extent required to give effect to the impact of any such event so that the holder of any shares of the Series A Preferred Stock thereafter surrendered for conversion pursuant to this Section 4 shall be entitled to receive the number of shares of Common Stock which he would have owned immediately following such action had such shares of the Series A Preferred Stock been converted immediately prior thereto. Such adjustment shall be made whenever any event listed above shall occur and shall become effective (A) immediately after the record date in the case of a dividend or a distribution or other applicable event for which a record date is used and (B) immediately after the effective date in the case of a subdivision or combination or other applicable event for which a record date is not used.

                  (ii) In case the Corporation shall distribute to all holders of the Common Stock shares of any class of capital stock other than Common Stock, evidences of indebtedness or other assets (other than non-extraordinary cash dividends out of current or retained earnings), or shall distribute to substantially all holders of Common Stock rights or warrants to subscribe for securities, then in each such case the number of shares of the Common Stock into which each share of the Series A Preferred Stock shall be converted shall be adjusted (and appropriate adjustments shall be made to the component parts of the applicable conversion rate) so that such number shall equal the number determined by multiplying the number of shares of Common Stock into which such share of the Series A Preferred Stock was convertible immediately prior to the date of such distribution by a fraction of which the numerator shall be the current market price of Common Stock (determined as provided in Section 5) on the record date mentioned below, and of which the denominator shall be such current market price of Common Stock, less the then fair market value (as determined in good faith by the Board of Directors of the Corporation, whose determination shall be conclusive evidence of such fair market value) of the portion of the assets so distributed or of such subscription rights or warrants applicable to one share of Common Stock. Such adjustment shall become effective immediately after the record date for the determination of the holders of Common Stock entitled to receive such distribution.

                  (iii) The Corporation shall provide at least 10 business days advance notice to holders of Series A

         Preferred Stock of any record date or other applicable date for determining shareholders entitled to participate in any of the events described in this Section 4(h) or other similar events not described in this Section 4(h) which would have a dilutive effect on the Series A Preferred Stock or the Common Stock into which the Series A Preferred Stock is convertible.

         (i) No adjustment in the conversion rate (or its component parts) under this Section 4 shall be required until cumulative adjustments result in a concomitant change of 1% or more of the conversion rate as in effect prior to the last adjustment of the conversion rate; PROVIDED, HOWEVER, that any adjustments which by reason of this Section 4(i) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 4 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. No adjustment to the conversion rate shall be made for non-extraordinary cash dividends.

         (j) In the event that,  as a result of an  adjustment  made pursuant to
Section 4(h), the holder of any share of the Series A Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of capital stock of the Corporation other than shares of Common Stock, thereafter the number of such other shares so receivable upon conversion of any shares of the Series A Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in this Section 4.

         (k) The Corporation may make such increases in the conversion rate, in addition to those required by Sections 4(h)(i) and (ii), as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients thereof.

         (l) Whenever the conversion rate (or any components thereof) is adjusted pursuant to this Section 4, the Corporation shall promptly mail to all holders of record of shares of the Series A Preferred Stock a notice of the adjustment and shall cause to be prepared a certificate signed by the chief financial officer of the Corporation or, if requested in writing by holders of a majority of the shares of Series A Preferred Stock then outstanding, the Corporation's outside accountants or a reputable investment banking firm selected by the Corporation setting forth the adjusted conversion rate (and the component parts thereof) and a brief statement of the facts requiring such adjustment and the computation thereof. Such certificate shall forthwith be filed with each transfer agent for the shares of the Series A Preferred Stock.

         (m) If any of the following shall occur: (i) any reclassification or change of outstanding shares of Common Stock issuable upon conversion of shares of the Series A Preferred Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger to which the
Corporation is a party other than a merger in which the Corporation is the continuing corporation and which does not result in any reclassification of, or change (other than a change in name, or par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of Common Stock or (iii) any sale or conveyance of all or substantially all of the property or business of the Corporation as an entirety, then the Corporation, or such successor or purchasing corporation, as the case may be, shall, as a condition precedent to such reclassification, change, consolidation, merger, sale or conveyance, provide in its certificate of incorporation or other charter document that each share of the Series A Preferred Stock shall be convertible under this Section 4 into the kind and amount of shares of capital stock and other securities and property (including cash) receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock deliverable upon conversion of such share of the Series A Preferred Stock immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. Such certificate of incorporation or other charter document shall provide for adjustments and protection which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4. If, in the case of any such consolidation, merger, sale or conveyance, the stock or other securities and property (including cash) receivable thereupon by a holder of Common Stock includes shares of capital stock or other securities and property of a corporation other than the successor purchasing corporation, as the case may be, in such consolidation, merger, sale or conveyance, then the certificate of incorporation or other charter document of such other corporation shall contain such additional provisions to protect the interests of the holders of shares of the Series A Preferred Stock as the Board of Directors of the Corporation shall reasonably consider necessary by reason of the foregoing. The provision of this Section 4(m) shall similarly apply to successive consolidations, mergers, sales or conveyances.

         (n) No sooner than fifteen (15) business days nor later than five (5) business days prior to the consummation of a transaction referred to in clauses
(ii) or (iii) of Section 4(m) (a "Major Transaction"), but not prior to the public announcement of such Major Transaction, the Corporation shall deliver written notice (a "Notice of Major Transaction") to each holder of Series A Preferred Stock, which Notice of Major Transaction shall be deemed to have been delivered to the holder one (1) business day after the Corporation's sending of such notice (for overnight delivery) by a common carrier, if such delivery is to be made in the United States, or two (2) business days after the Corporation's sending of such notice (for two (2) day delivery) by common carrier, if such notice is to be delivered outside the United States. Such Notice of Major Transaction shall indicate the amount and type(s) of consideration (the "Major Transaction Consideration") the holders of Series A Preferred Stock would receive for their shares of Series A Preferred Stock in the related Major Transaction. Such holder may elect to redeem all or a portion of such holder's shares of Series A Preferred Stock for an amount in cash equal to $125 per share of Series A Preferred Stock held by such holder to be so redeemed in lieu of the Major Transaction Consideration or other securities and/or property that would otherwise be payable to such holder pursuant to Section 4(m). A holder may exercise such election by delivering written notice of such election to the Corporation, together with certificates for the shares of Series A Preferred Stock to be redeemed in connection with such election, within five (5) business days of the holder's receipt of the related Notice of Major Transaction, which notice shall be deemed given one (1) business day after the holder sends such notice (together with such certificates) from the United States by common carrier for overnight delivery or two (2) business days after the holder sends such notice (together with such certificates) from outside the United States by common carrier for two (2) day delivery. In the event that such Major Transaction is not completed within fifteen (15) business days after the Corporation is given a holder's related notice of election pursuant to the prior sentence, such election shall be null and void and the Corporation shall promptly return the certificate(s) representing the Series A Preferred Stock delivered by such holder to such holder; provided, that the Corporation will comply with the notice provisions of this Section 4(n) with respect to any later consummation of such Major Transaction. This Section 4(n) shall not apply in respect of any Major Transaction that occurs after the second anniversary of the Closing Date.

                  (o) (i) After the occurrence of a Change in Control (as defined below), other than in connection with a Major Transaction, each holder of Series A Preferred Stock shall have the right, at such holder's option, to require the Corporation to redeem all or a portion of such holder's Series A Preferred Stock for an amount per share in cash equal to the greater of (A) $125 and (B) the product of the aggregate number of shares of Common Stock into which a share of Series A Preferred Stock is convertible (assuming such conversion were to occur on the last day preceding the effective date for the Change of Control) multiplied by the current market price per share of Common Stock (determined as provided in Section 5) as of the last date preceding the effective date of such Change of Control. As used in this

         Section 4(o), a "Change in Control" shall be deemed to have occurred at such time as either Douglas R. Eger or Thomas M. Fitzgerald cease to be either a director or officer of the Corporation. The rights of holders of Series A Preferred Stock under this Section 4(o) shall not apply in respect of any Change of Control that occurs after the first anniversary of the Closing Date.

                  (ii) The Corporation shall provide each holder of Series A Preferred Stock with written notice of the occurrence of any Change of Control (a "Change of Control Notice") within two (2) business days after the occurrence of such Change of Control. Each holder may require the Corporation to redeem all or a portion of such holder's shares of Series A Preferred Stock pursuant to this Section 4(o) by delivering written notice (a "Notice of Redemption at Option of Holder") to the Corporation to such effect within ten (10) business days after receipt of the applicable Change of Control Notice, which Notice of Redemption at Option of Holder shall be deemed to have been delivered one (1) business day after such holder's sending, if such notice is sent within the United States for overnight delivery by a common carrier, or two
         (2) business days after such holder's sending, if such notice is sent from outside the United States by two (2) day delivery by a common carrier. Each such Notice of Redemption at Option of Holder shall indicate the number of shares of Series A Preferred Stock that have been selected by such holder for redemption.

                  (iii) Each holder submitting certificate(s) representing shares of Series A Preferred Stock for redemption under this Paragraph 4(o) shall send such holder's Preferred Stock Certificates to be redeemed to the Corporation or its Transfer Agent and the Corporation shall pay the applicable redemption price to that holder within thirty
         (30) business days after the Corporation's receipt of such holder's Notice of Redemption at Option of Holder; provided that such holder's certificate(s) representing shares of Series A Preferred Stock to be redeemed (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) shall have been so delivered to the Corporation or its Transfer Agent.

         (p) As used herein, "business day" means a day of the year on which banks are not required or authorized to close in New York City, New York.

         (q) It is understood that the restrictions on any holder's ability to convert such holder's shares of Series A Preferred Stock contained herein may be supplemented by separate written agreement between such holder and the Corporation.

         Section 5. CALCULATIONS OF CURRENT MARKET PRICE OF COMMON STOCK. For purposes of calculations relating to the Series A Preferred Stock that refer to the current market price per share of Common Stock, the current market price per share of Common Stock on or as of any day shall be deemed to be the average of the closing bid prices for the ten (10) consecutive trading days ending the last trading day before the day in question. The closing bid price for each day shall be the last reported bid price on the American Stock Exchange, or if Common Stock is not listed or admitted to trading on such exchange, on the principal national securities exchange on which Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the closing bid price of Common Stock on NASDAQ or any comparable system, or if Common Stock is not quoted on NASDAQ or any comparable system, the closing bid price as furnished by any two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose. If Common Stock is not so quoted on NASDAQ or any comparable system, the Board of Directors of the Corporation shall reasonably and in good faith determine the current market price on such basis as it considers appropriate. For example, in the event that the current market price per share of Common Stock is to be determined as of a Conversion Date, the current market price per share of Common Stock shall equal the average of the last reported bid price as reported by the American Stock Exchange for the ten (10) consecutive trading days ending the last trading day before such Conversion Date (assuming that the Common Stock is listed and admitted for trading on the American Stock Exchange and a reported bid price for Common Stock is placed on the American Stock Exchange on each such trading day).

         Section 6. LIMITATIONS. (a) In addition to any other rights provided by applicable law, so long as any shares of the Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote, or the written consent as provided by law, of the holders of at least two-thirds (2/3) of the outstanding shares of the Series A Preferred Stock, voting as a separate class,

                  (i) create, authorize or issue any class or series of capital stock, or rights to subscribe to or acquire, or any security convertible into, any class or series of capital stock ranking as to payment of dividends, distribution of assets upon liquidation or voting rights, prior to the Series A Preferred Stock; or

                  (ii) amend, alter or appeal, whether by merger, consolidation or otherwise, any of the provisions of the Certificate of Incorporation (including this Certificate of Designation) that would change the preferences, rights or powers with respect to the Series A Preferred Stock so as to affect the Series A Preferred Stock adversely.

         (b) In addition to any other rights provided by applicable law, so long as any shares of the Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote, or the written consent as provided by law, of the holders of at least two-thirds (2/3) of the outstanding shares of the Series A Preferred Stock, voting as a separate class, issue or agree to issue any Common Stock or any security convertible or otherwise exchangeable, directly or indirectly, for Common Stock if such shares of Common Stock are to be issued, or such convertible securities are to be converted to or exchanged for shares of Common Stock, at a price per share less than the current market price for the Common Stock (determined as provided in Section 5) as of the day immediately preceding the date of the issuance of such Common Stock or such convertible or exchangeable security (as the case may be); provided, however, that the restrictions contained in this paragraph (b) shall not apply (i) to the issuance of any such convertible or exchangeable securities that are convertible or exchangeable at a fixed price (and not a floating price) per share equal to or greater than the current market price for the Common Stock (determined as provided in Section 5) as of the date of issuance of such convertible or exchangeable security, (ii) to the issuance of Common Stock and other securities of the Corporation issuable upon the exercise or conversion of options, warrants on other rights to purchase securities of the Corporation outstanding as of the date hereof, (iii) to the issuance of any securities to officers, directors or employees of the Corporation or any of its subsidiaries, (iv) to the issuance of any securities of the Corporation in an underwritten public offering or (v) to any other issuance of securities after the date that is 90 days after the Closing Date if the holders of Series A Preferred Stock are first delivered a written notice (a "Right of First Refusal Notice") from the Corporation offering such holders on a PRO RATA basis the right to purchase all or a portion of the related securities at the same price (and on the same terms and conditions, offered to other proposed investors (which notice shall set forth such price, terms and conditions). In the event that the Corporation delivers a Right of First Refusal Notice to any holder of Series A Preferred Stock, the failure by such holder to commit in writing to purchase such holder's pro rata portion of the securities identified in such Right of First Refusal Notice within five (5) business days of delivery thereof may be deemed by the Corporation to constitute such holder's determination not to so purchase such securities and the Corporation shall then be permitted to sell such securities to other investors at the price and on the terms and conditions set forth in such notice. The rights of holders of Series A Preferred Stock under this paragraph (b) shall terminate on the first anniversary of the Closing Date.

         (c) Notwithstanding the foregoing, except as otherwise required by applicable law, nothing herein contained shall require a vote or consent of the holders of Series A Preferred Stock in connection with any increase in the total number of authorized shares of Common Stock. The holders of Series A Preferred Stock shall not be entitled to vote on any matter except (i) as provided in this
Section 6 and (ii) as required by law.

         Section 7. LOST OR STOLEN CERTIFICATES. Upon (i) receipt by the Corporation from a holder of evidence satisfactory to the Corporation of the loss, theft, destruction of any certificate(s) representing shares of Series A Preferred Stock and of an indemnification undertaking by the holder to the Corporation that is reasonably satisfactory to the Corporation or (ii) upon surrender and cancellation of certificate(s) representing shares of Series A Preferred Stock that have been mutilated, the Corporation shall execute and deliver to such holder new certificate(s) representing shares of Series A Preferred Stock of like tenor and date. However, the Corporation shall not be obligated to re-issue such lost, stolen, destroyed or mutilated certificate(s) representing shares of Series A Preferred Stock if such holder contemporaneously requests the Corporation to convert such shares of Series A Preferred Stock into shares of Common Stock or otherwise redeem such shares pursuant to the terms hereof.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by Douglas R. Eger, its Chairman and Chief Executive Officer, and attested by George Lombardi, its Secretary, this day of February, 1997.


                                   SHEFFIELD MEDICAL TECHNOLOGIES INC.


                                   By:  /s/ Douglas R. Eger
                                        -----------------------------
                                        Douglas R. Eger
                                        Chairman and Chief Executive
                                        Officer


Attested:


By:  /s/ George Lombardi
     -------------------
         George Lombardi
         Secretary

                                                             EXHIBIT A
                                                             TO CERTIFICATE
                                                             OF DESIGNATION


                              NOTICE OF CONVERSION

                  (To be completed, executed and delivered upon
                conversion of shares of Series A Preferred Stock)


TO:  Sheffield Medical Technologies Inc.
         Attention:  Chief Financial Officer


         The undersigned holder of shares of Series A Cumulative Convertible Redeemable Preferred Stock ("Series A Preferred Stock") of Sheffield Medical Technologies Inc. (the "Company") hereby converts ________ shares of Series A Preferred Stock into Common Stock of the Company at the applicable conversion rate on the terms and conditions specified in the Certificate of Designation for the Series A Preferred Stock. The undersigned surrenders herewith certificate(s) representing such number of shares of Series A Preferred Stock to be converted and all right, title and interest therein to the Company and directs that the Common Stock deliverable upon the conversion of such shares of Series A Preferred Stock be registered or placed in the name and at the address specified below and delivered thereto.

                    -------------------------------------------
                    -------------------------------------------

                 [Insert Common Stock Registration Information]


         In the event that the certificate(s) surrendered represent a number of shares of Series A Preferred Stock in excess of the shares of Series A Preferred Stock converted pursuant to this notice, you are advised to issue and deliver to the undersigned holder a certificate representing the remaining balance of shares of Series A Preferred Stock represented by the surrendered certificate(s) not so converted.

Date:  _____________________.


Your Signature:  _______________________________________________
                 (Sign exactly as your name appears on the certificate representing the Shares of Series A
                 Preferred Stock being converted)

                                      -19-